EXHIBIT 10.4

                   FIRST AMENDMENT TO SECURED SUBSEQUENT NOTE

     This First Amendment (this "First Amendment"), dated as of April 16, 2003, is between The 3DO Company, a Delaware corporation ("Company"), The 3DO Company, a California corporation ("Subsidiary") and William M. Hawkins, III ("Purchaser"). The parties, intending to be legally bound, hereby agree to amend the Secured Subsequent Note, dated January 30, 2003 (the "Subsequent Note") from Subsidiary payable to the order of Purchaser, as follows:

     1. Definitions. As used in this First Amendment, all capitalized terms not otherwise defined herein shall have the respective meanings given in the Subsequent Note.

     2. Subsequent Note Amendments.

              (a) The first sentence of the Subsequent Note is hereby amended to read in full as follows:

     FOR VALUE RECEIVED The 3DO Company, a California corporation ("Company") promises to pay to William M. Hawkins, III ("Investor"), or his registered assigns, the principal sum of Four Million Dollars ($4,000,000), or such lesser amount as shall equal the outstanding principal amount hereof, together with interest from the date of this Note on the unpaid principal balance at a rate equal to (i) the rate payable by Lisa Warnes Hawkins Revocable Trust Dated March 10, 2000 ("Trust Borrower") to Comerica Bank - California ("Comerica") pursuant to the Variable Rate Single Payment Note and related documents dated on or about April 16, 2003 (such documents as they may be hereafter amended or replaced, the "Comerica Agreements") for obligations outstanding under the Comerica Agreements, whether before or after an event of default under the Comerica Agreements or (ii) if no obligations are outstanding under the Comerica Agreements, a rate equal to nine and one-half percent (9 1/2%) per annum, computed on the basis of the actual number of days elapsed and a year of 365 days.

              (b) Section 2 of the of the Subsequent Note is hereby amended to read in full as follows:

     Accrued interest on this Note shall be payable (i) when interest is payable to Comerica pursuant to the Comerica Agreements for obligations outstanding under the Comerica Agreements, or (ii) if no obligations are outstanding under the Comerica Agreements, ten days after the last day of each calendar quarter until the outstanding principal amount hereof shall be paid in full, with the first such payment due ten days after March 31, 2003. Interest shall be payable in cash.

              (c) Section 14(a) of the of the Subsequent Note is hereby amended to read in full as follows:

     Indemnity. In consideration of Investor's purchase of this Note and in addition to all of Company's other obligations under the Transaction Documents, Company shall defend,

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     protect, indemnify and hold harmless Investor and Trust Borrower and all of their respective stockholders, officers, directors, employees, trustees, beneficiaries, and direct or indirect investors and any of Investors' or Trust Borrower's agents or other representatives (including those retained in connection with the transactions contemplated by the Transaction Documents) (collectively, the "Indemnitees") from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses in connection therewith (irrespective of whether any such Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys' fees and disbursements (collectively, the "Indemnified Liabilities"), incurred by any Indemnitee as a result of, or arising out of, or relating to any matter or thing or action or failure to act by Indemnitees, or any of them, arising out of or relating to the Transaction Documents, including any use by Company of any proceeds from the sale of this Note, except to the extent such liability arises from the gross negligence or willful misconduct of the Indemnitees. To the extent that the foregoing undertaking by Company may be unenforceable for any reason, Company shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.

     3. References in Transaction Documents. The parties acknowledge that all references to the Subsequent Note in the Transaction Documents shall mean the Subsequent Note as amended by this First Amendment.

     4. Reimbursement of Expenses. Company shall pay on demand the following fees and expenses: (i) the reasonable legal fees and expenses of Purchaser and the Lisa Warnes Hawkins Revocable Trust ("Trust Borrower") in connection with the preparation, execution and delivery of this First Amendment and the Variable Rate Single Payment Note and related documents with Comerica Bank - California ("Comerica") dated on or about April 16, 2003 (the "Comerica Agreements"), and
(ii) other expenses of Purchaser, Trust Borrower, or the William M. Hawkins III Revocable Trust, dated March 10, 2000 in connection with the Comerica Agreements. The parties acknowledge that the terms of the Subsequent Note are intended to pass through the cost of interest to Trust Borrower under the Comerica Agreements and are not intended to be reimbursed pursuant to this section, but reimbursable expenses may include origination or loan fees payable to Comerica under the Comerica Agreements and any other fees or expenses of Comerica payable under the Comerica Agreements whether before or after an event of default thereunder.

     5. Other Provisions of Agreement. Except as amended in this First Amendment, all other provisions of the Subsequent Note and the other Transaction Documents shall remain in full force and effect.

     6. Counterparts. This First Amendment may be executed in any number of counterparts, each of which shall be an original, but all of which together shall be deemed to constitute one instrument.

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     IN WITNESS WHEREOF, the parties have caused this First Amendment to be duly executed and delivered by their proper and duly authorized officers as of the date and year first written above.

THE 3DO COMPANY
a Delaware corporation                                  William M. Hawkins, III


By: /s/ James Alan Cook                             /s/ William M. Hawkins, III
    -------------------                             ----------------------------
Name:   James Alan Cook
Title:  Secretary


THE 3DO COMPANY
a California corporation


By: /s/ James Alan Cook
    -------------------
Name:   James Alan Cook
Title:  Executive Vice President





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